Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2013 and
Initiates Fiscal 2014 Guidance; Raises Dividend 5.7 Percent
DALLAS (November 6, 2013)-Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2013 fiscal year and fourth quarter ended September 30, 2013.

•
Fiscal 2013 consolidated net income, excluding net unrealized margins and a gain on sale, was $232.6 million, or $2.53 per diluted share, compared with consolidated net income of $211.4 million, or $2.31 per diluted share in the prior year, excluding net unrealized margins and the net positive impact of several one-time items, including a gain on sale.

•
Fiscal 2013 net income includes a net gain on the sale of the Georgia assets of $5.3 million, or $0.06 per diluted share. Fiscal 2012 net income included a net gain on the sale of the Missouri, Illinois and Iowa assets of $6.3 million, or $0.07 per diluted share and the net positive impact of several one-time items totaling $4.0 million, or $0.04 per diluted share.

•
Fiscal 2013 net income was $243.2 million, or $2.64 per diluted share, after including noncash, unrealized net gains of $5.3 million, or $0.05 per diluted share and the gain on sale. Net income was $216.7 million, or $2.37 per diluted share in the prior year, after including unrealized net losses of $5.0 million or $(0.05) per diluted share and the net positive impact of several one-time items, including the gain on sale.

•	Atmos Energy expects fiscal 2014 earnings to be in the range of $2.66 to $2.76 per diluted share, excluding net unrealized margins.

•	The company's Board of Directors has declared a quarterly dividend of 37 cents per common share. The indicated annual dividend for fiscal 2014 is $1.48, which represents a 5.7 percent increase.
For the quarter ended September 30, 2013, consolidated net income was $7.5 million, or $0.08 per diluted share, compared with net income of $8.0 million, or $0.09 per diluted share for the same quarter last year. Results from nonregulated operations include noncash, unrealized net losses of $4.1 million, or $(0.05) per diluted share for the three months ended September 30, 2013, compared with net losses of $12.4 million, or $(0.14) per diluted share for the prior-year quarter. The prior year fourth quarter net income includes the aforementioned gain on the sale of Missouri, Illinois and Iowa assets totaling $6.3 million, or $0.07 per diluted share and the net positive impact of several one-time items totaling $4.0 million or $0.04 per diluted share.
"Our fiscal 2013 financial performance reflects the significant capital invested in our infrastructure, coupled with rate design outcomes that further stabilized margins," said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. "The financial strength of the company allows us to continue to invest in improving the safety and reliability of our system, while providing a return to stakeholders. Looking forward, we are positioned to continue delivering annual earnings per share growth in the six to eight percent range," Cocklin concluded.

Results for the Fiscal Year Ended September 30, 2013
Natural gas distribution gross profit, excluding discontinued operations, increased $58.5 million to $1,081.2 million for the year ended September 30, 2013, compared with $1,022.7 million in the prior-year period. This increase is due largely to a $41.8 million net increase in rates from regulatory outcomes across all jurisdictions. Additionally, gross profit increased $7.5 million due to colder weather in the Mississippi, Kentucky/Mid-States and Colorado-Kansas Divisions.

Regulated transmission and storage gross profit increased $21.5 million to $268.9 million for the year ended September 30, 2013, compared with $247.4 million in the prior fiscal year. This increase is primarily a result of increased revenue from the Gas Reliability Infrastructure Program (GRIP) filings that became effective in May 2013 and April 2012.

Nonregulated gross profit increased $8.2 million to $63.3 million for the year ended September 30, 2013, compared with $55.1 million for the prior-year period. Realized margins decreased $8.8 million primarily from a decrease in gas delivery and other services margins, largely due to a two percent decrease in consolidated sales volumes attributable to reduced industrial and power generation volumes, combined with a $0.02/Mcf decrease in per-unit margins. Additionally, unrealized margins increased $17.0 million.

Consolidated operation and maintenance expense, excluding discontinued operations, for the year ended September 30, 2013, was $488.0 million, compared with $453.6 million for the prior year. The $34.4 million increase resulted primarily from higher line locate and pipeline right of way activities of $19.1 million and a $13.3 million increase in employee-related costs.

Results for fiscal 2012 included a $5.3 million noncash charge to impair the remaining investment in the Kentucky natural gas gathering assets recorded in the fourth quarter.

Miscellaneous expense was $0.2 million for the year ended September 30, 2013, compared to miscellaneous expense of $14.6 million for the prior year. The $14.4 million year-over-year change resulted primarily from the absence in the current year of a $10.0 million one-time cash donation made to a donor-advised fund in the prior-year fourth quarter. Additionally, the current year reflects a $3.9 million increase in performance based rates earned primarily in the Tennessee and Mississippi service areas.

Interest charges for the year ended September 30, 2013 were $128.4 million, compared with $141.2 million in the prior year. The $12.8 million year-over-year decrease resulted primarily from interest deferrals related to Texas infrastructure spending during the current year.

Results for fiscal 2012 included a tax benefit of $13.6 million. During the fiscal 2012 fourth quarter, the company reduced the tax rate at which deferred taxes were expected to be settled in future periods as a result of the sale of the Missouri, Illinois and Iowa assets.

The debt capitalization ratio at September 30, 2013 was 52.2 percent, compared with 51.7 percent at September 30, 2012. At September 30, 2013, there was $368.0 million of short-term debt outstanding, compared with $570.9 million at September 30, 2012. The decrease in short-term debt in fiscal 2013 was due to the early redemption of the company's 5.125% $250 million senior notes with short-term debt in the fourth quarter of fiscal 2012.

For the year ended September 30, 2013, the company generated operating cash flow of $613.1 million, a $26.2 million increase compared with the year ended September 30, 2012. The year-over-year increase reflects changes in working capital, offset by a $10.5 million decrease in contributions made to the pension and postretirement plans in the current year.

Capital expenditures increased to $845.0 million for the year ended September 30, 2013, compared with $732.9 million in the prior year. The $112.1 million increase primarily reflects increased infrastructure spending across all divisions, Line W and Line WX pipeline expansion projects and increased cathodic protection spending in the regulated transmission and storage segment.

Results for the 2013 Fiscal Fourth Quarter Ended September 30, 2013
Natural gas distribution gross profit, excluding discontinued operations, increased $43.3 million to $215.1 million for the fiscal 2013 fourth quarter, compared with $171.8 million in the prior-year quarter. As expected, this increase primarily reflects an increase in margins due to rate design changes implemented in the recent Mid-Tex and West Texas Divisions’ rate cases, which resulted in an increase to the customer’s base charge and decrease to the consumption charge. These rate design changes shifted margins from the first and second fiscal quarters into the third and fourth fiscal quarters.

Regulated transmission and storage gross profit increased $6.8 million to $72.3 million for the quarter ended September 30, 2013, compared with $65.5 million for the same quarter last year. This increase is primarily the result of a $6.8 million increase related to GRIP filings that became effective in May 2013.

Nonregulated gross profit increased $0.8 million to $13.3 million for the fourth quarter of fiscal 2013, compared with $12.5 million for the prior-year quarter. Realized margins from gas delivery and other services decreased $3.0 million, primarily due to a four percent decrease in consolidated sales volumes combined with a $0.03/Mcf decrease in per-unit margins. Gross profit also decreased $9.1 million quarter-over-quarter primarily due to the timing and magnitude of gains realized on the settlement of financial positions in the prior-year quarter. Finally, unrealized margins increased $12.9 million quarter over quarter.

Consolidated operation and maintenance expense, excluding discontinued operations for the three months ended September 30, 2013, was $149.1 million, compared with $123.6 million for the prior-year quarter. The $25.5 million quarter-over-quarter increase resulted primarily from a

$12.0 million increase in employee-related costs and higher line locate and pipeline right of way activities of $9.4 million.

Results for the quarter ended September 30, 2012, included the one-time items previously discussed which resulted in a total net of tax gain of $10.3 million.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2014 earnings to be in the range of $2.66 to $2.76 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $237 million to $247 million, while net income from nonregulated operations is expected to be in the range of $9 million to $11 million. Capital expenditures for fiscal 2014 are expected to range between $830 million to $850 million.

Conference Call to be Webcast November 7, 2013
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2013 financial results and outline the assumptions supporting the fiscal 2014 guidance on Thursday, November 7, 2013, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments
Standard & Poor's Upgrade
On October 8, 2013, Standard & Poor's Corporation raised Atmos Energy's senior unsecured debt rating to A- from BBB+, with a ratings outlook of stable, citing an improved business risk profile from an increasing contribution of earnings from regulated operations and focusing nonregulated operations on its core delivered gas business.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2013. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including once of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage
(000s except per share)	2013	2012	Change
Gross Profit:
Natural gas distribution segment	$1,081,236	$1,022,743	6%
Regulated transmission and storage segment	268,900	247,351	9%
Nonregulated segment	63,331	55,124	15%
Intersegment eliminations	(1,417)	(1,479)	4%
Gross profit	1,412,050	1,323,739	7%
Operation and maintenance expense	488,020	453,613	8%
Depreciation and amortization	235,079	237,525	(1)%
Taxes, other than income	187,072	181,073	3%
Asset impairment	—	5,288	(100)%
Total operating expenses	910,171	877,499	4%
Operating income	501,879	446,240	12%
Miscellaneous expense	(197)	(14,644)	99%
Interest charges	128,385	141,174	(9)%
Income from continuing operations before income taxes	373,297	290,422	29%
Income tax expense	142,599	98,226	45%
Income from continuing operations	230,698	192,196	20%
Income from discontinued operations, net of tax	7,202	18,172	(60)%
Gain on sale of discontinued operations, net of tax	5,294	6,349	(17)%
Net income	$243,194	$216,717	12%
Basic earnings per share
Income per share from continuing operations	$2.54	$2.12
Income per share from discontinued operations	0.14	0.27
Net income per share — basic	$2.68	$2.39
Diluted earnings per share
Income per share from continuing operations	$2.50	$2.10
Income per share from discontinued operations	0.14	0.27
Net income per share — diluted	$2.64	$2.37
Cash dividends per share	$1.40	$1.38
Weighted average shares outstanding:
Basic	90,533	90,150
Diluted	91,711	91,172

	Year Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change
Natural gas distribution – continuing operations	$150,856	$123,848	22%
Natural gas distribution – discontinued operations	12,851	24,521	(48)%
Regulated transmission and storage	68,260	63,059	8%
Nonregulated – continuing operations	6,252	10,276	(39)%
Nonregulated – discontinued operations	(355)	—	(100)%
Unrealized margins, net of tax	5,330	(4,987)	207%
Consolidated net income	$243,194	$216,717	12%

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage
(000s except per share)	2013	2012	Change
Gross Profit:
Natural gas distribution segment	$215,104	$171,761	25%
Regulated transmission and storage segment	72,330	65,482	10%
Nonregulated segment	13,305	12,527	6%
Intersegment eliminations	(299)	(381)	22%
Gross profit	300,440	249,389	20%
Operation and maintenance expense	149,149	123,624	21%
Depreciation and amortization	60,191	60,783	(1)%
Taxes, other than income	40,717	36,903	10%
Asset impairment	—	5,288	(100)%
Total operating expenses	250,057	226,598	10%
Operating income	50,383	22,791	121%
Miscellaneous expense	(2,140)	(11,059)	81%
Interest charges	31,791	33,896	(6)%
Income (loss) from continuing operations before income taxes	16,452	(22,164)	174%
Income tax expense (benefit)	8,916	(21,878)	141%
Income (loss) from continuing operations	7,536	(286)	2,735%
Income from discontinued operations, net of tax	—	1,904	(100)%
Gain on sale of discontinued operations, net of tax	—	6,349	(100)%
Net income	$7,536	$7,967	(5)%
Basic earnings per share
Income (loss) per share from continuing operations	$0.08	$—
Income per share from discontinued operations	—	0.09
Net income per share — basic	$0.08	$0.09
Diluted earnings per share
Income (loss) per share from continuing operations	$0.08	$—
Income per share from discontinued operations	—	0.09
Net income per share — diluted	$0.08	$0.09
Cash dividends per share	$0.350	$0.345
Weighted average shares outstanding:
Basic	90,640	90,207
Diluted	91,818	91,224

	Three Months Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change
Natural gas distribution – continuing operations	$(4,244)	$(10,221)	58%
Natural gas distribution – discontinued operations	—	8,253	(100)%
Regulated transmission and storage	12,528	14,881	(16)%
Nonregulated	3,401	7,419	(54)%
Unrealized margins, net of tax	(4,149)	(12,365)	66%
Consolidated net income	$7,536	$7,967	(5)%

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended September 30		Year Ended September 30
(000s)	2013	2012	2013	2012
Operating revenues	$—	$11,596	$37,962	$114,703
Purchased gas cost	—	4,966	21,464	62,902
Gross profit	—	6,630	16,498	51,801
Operating expenses	—	4,105	5,858	24,174
Operating income	—	2,525	10,640	27,627
Other nonoperating income	—	106	548	611
Income from discontinued operations before income taxes	—	2,631	11,188	28,238
Income tax expense	—	727	3,986	10,066
Income from discontinued operations	—	1,904	7,202	18,172
Gain on sale of discontinued operations, net of tax	—	6,349	5,294	6,349
Net income from discontinued operations	$—	$8,253	$12,496	$24,521

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2013	2012
Net property, plant and equipment	$6,030,655	$5,475,604
Cash and cash equivalents	66,199	64,239
Accounts receivable, net	301,992	234,526
Gas stored underground	244,741	256,415
Other current assets	70,334	272,782
Total current assets	683,266	827,962
Goodwill and intangible assets	741,484	740,847
Deferred charges and other assets	484,996	451,262
	$7,940,401	$7,495,675

Shareholders' equity	$2,580,409	$2,359,243
Long-term debt	2,455,671	1,956,305
Total capitalization	5,036,080	4,315,548
Accounts payable and accrued liabilities	241,611	215,229
Other current liabilities	368,891	489,665
Short-term debt	367,984	570,929
Current maturities of long-term debt	—	131
Total current liabilities	978,486	1,275,954
Deferred income taxes	1,164,053	1,015,083
Deferred credits and other liabilities	761,782	889,090
	$7,940,401	$7,495,675

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2013	2012
Cash flows from operating activities
Net income	$243,194	$216,717
Asset impairment	—	5,288
Gain on sale of discontinued operations	(8,203)	(9,868)
Depreciation and amortization	237,607	246,577
Deferred income taxes	141,336	104,319
Other	23,407	26,876
Changes in assets and liabilities	(24,214)	(2,992)
Net cash provided by operating activities	613,127	586,917
Cash flows from investing activities
Capital expenditures	(845,033)	(732,858)
Proceeds from the sale of discontinued operations	153,023	128,223
Other, net	(4,904)	(4,625)
Net cash used in investing activities	(696,914)	(609,260)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(208,070)	354,141
Net proceeds from issuance of long-term debt	493,793	—
Settlement of Treasury lock agreements	(66,626)	—
Repayment of long-term debt	(131)	(257,034)
Cash dividends paid	(128,115)	(125,796)
Repurchase of common stock	—	(12,535)
Repurchase of equity awards	(5,150)	(5,219)
Issuance of common stock	46	1,606
Net cash provided by (used in) financing activities	85,747	(44,837)
Net increase (decrease) in cash and cash equivalents	1,960	(67,180)
Cash and cash equivalents at beginning of period	64,239	131,419
Cash and cash equivalents at end of period	$66,199	$64,239

	Three Months Ended September 30		Year Ended September 30
Statistics, including discontinued operations	2013	2012	2013	2012
Consolidated natural gas distribution throughput (MMcf as metered)	51,632	58,641	397,037	390,983
Consolidated regulated transmission and storage transportation volumes (MMcf)	132,142	133,186	467,178	466,527
Consolidated nonregulated delivered gas sales volumes (MMcf)	77,878	81,256	343,669	351,628
Natural gas distribution meters in service	3,011,980	3,116,589	3,011,980	3,116,589
Natural gas distribution average cost of gas	$5.36	$4.13	$4.91	$4.64
Nonregulated net physical position (Bcf)	12.0	18.8	12.0	18.8
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